Exhibit E-1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Annual Report to the Securities and Exchange Commission on Form U5S of Energy East Corporation for the year ended December 31, 2000, filed pursuant to the Public Utility Holding Company Act of 1935, of our report dated January 26, 2001 on the consolidated financial statements of Energy East Corporation included in the Energy East Corporation Annual Report on Form 10-K for the year ended December 31, 2000.

PricewaterhouseCoopers LLP

New York, New York

April 25, 2001